Free Writing Prospectus pursuant to Rule 433 dated February 20, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Jump Securities Based on the Value of a Basket of Equity Indices due March 7, 2030

Principal at Risk Securities

The Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated February 20, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer)/ Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:
Basket component	Basket component weighting
EURO STOXX 50® Index	40.00%
TOPIX	25.00%
FTSE® 100 Index	17.50%
Swiss Market Index	10.00%
S&P/ASX 200 Index	7.50%
We refer to each basket component singularly as an underlying index and together as the underlying indices.
Pricing date:	expected to price on or about March 4, 2026
Original issue date:	expected to be March 9, 2026
Valuation date:	expected to be March 4, 2030
Stated maturity date:	expected to be March 7, 2030
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final basket value is greater than or equal to the upside threshold value,

     $1,000 + ($1,000 × the leverage factor × the basket percent change);

•
if the final basket value is less than the upside threshold value, but greater than or equal to the initial basket value, $1,000 + the upside payment; or
•
if the final basket value is less than the initial basket value, $1,000 × the basket performance factor.

Upside threshold value:	130.00% of the initial basket value
Upside payment:	$300.00 per security (30.00% of the stated principal amount)
Leverage factor (set on the pricing date):	at least 145% (applicable only if the final basket value is greater than or equal to the upside threshold value)
Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	the basket closing value on the valuation date
Basket closing value:	the basket closing value on any day is the sum of the products of the basket component closing value of each underlying index times the applicable multiplier for such underlying index on such date.
Basket component closing value:	in the case of each underlying index, the index closing value of such underlying index.
Multiplier:

each multiplier will be set on the pricing date based on the applicable underlying index’s respective initial basket component value so that each underlying index will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities and will equal, for each underlying index, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	40058XP57 / US40058XP570
Estimated value range:	$890 to $950 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
Jump Securities Payoff Diagram*

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	245.000%
150.000%	172.500%
140.000%	158.000%
130.000%	143.500%
129.999%	130.000%
120.000%	130.000%
110.000%	130.000%
100.000%	130.000%
99.999%	99.999%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
* assumes a leverage factor of 145.00% per security

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

About Your Securities

The amount that you will be paid on your securities at stated maturity is based on the performance of a weighted basket composed of the EURO STOXX 50® Index (40.00% weighting), TOPIX (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting) as measured from the pricing date to and including the valuation date.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each index, of: (i) the index closing value of such index on the valuation date multiplied by (ii) its multiplier. The multiplier will equal, for each index, the quotient of (i) the weighting of such index multiplied by 100 divided by (ii) its initial basket component value.

At maturity, if the final basket value is greater than or equal to the upside threshold value, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the basket percent change. If the final basket value is less than the upside threshold value but greater than or equal to the initial basket value, the return on your securities will be positive and equal to the upside paytment. If the final basket value is less than the initial basket value, you will lose a portion of your investment. Declines in one index may offset increases in the other indices. Due to the unequal weighting of each index, the performance of the index with greater weight will have a significantly larger impact on the return on your securities than the performances of the indices with lesser weights.

The securities are for investors who seek the potential to earn a minimum return of 30% if the basket appreciates or does not depreciate from the initial basket value to the final basket value and at least 1.45-to-1 participation in any basket appreciation from the initial basket value if such appreciation is greater than or equal to 30%, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value has declined from the initial basket value.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated February 20, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 47 dated December 23, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 47, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 47, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your securities are linked, the stocks comprising such underlying index. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Securities Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Lower Performance of One Underlying Index May Offset an Increase Any of in the Other Underlying Indices
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Amount Payable on Your Securities Is Not Linked to the Basket Component Closing Values of the Underlying Indices at Any Time Other than the Valuation Date
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Indices

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 47:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index publishers for the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index and the issuer, see “The Underliers — EURO STOXX 50® Index”, “The Underliers — FTSE® 100 Index”, “The Underliers — Swiss Market Index” and “The Underliers — S&P/ASX 200 Index” on pages S-36, S-42, S-149 and S-107 of the accompanying underlier supplement no. 47, respectively.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by JPXI JPXI shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the securities.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.